Daktronics, Inc. Announces Fourth Quarter and Fiscal 2018 Results

Brookings, S.D. – May 30, 2018 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2018 fourth quarter net sales of $138.2 million, operating loss of $5.4 million, and net loss of $3.8 million, or $0.09 per diluted share, compared to net sales of $143.7 million, operating income of $1.7 million, and a net income of $0.9 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2017.  Fiscal 2018 fourth quarter orders were $162.0 million compared to $178.1 million for the fourth quarter of fiscal 2017. Backlog at the end of the fiscal 2018 fourth quarter was $171 million, compared to a backlog of $203 million a year earlier and $151 million at the end of the third quarter of fiscal 2018.

Net sales, operating income, net income, and earnings per share for the fiscal year ended April 28, 2018, were $610.5 million, $12.5 million, $5.6 million and $0.12 per diluted share, respectively. This compares to $586.5 million, $15.4 million, $10.3 million and $0.23 per diluted share, respectively, for fiscal 2017. Fiscal 2018 orders were $583.5 million compared to $613.5 million for fiscal 2017.

Cash flow provided by operating activities for the fiscal year ended April 28, 2018 was $30.4 million, compared to $39.4 million in fiscal 2017. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $14.4 million for fiscal 2018, as compared to a positive free cash flow of $31.1 million for fiscal 2017. Net investment in property and equipment was $15.9 million for fiscal 2018, as compared to $8.3 million for fiscal 2017. We had no repurchases of shares of common stock during fiscal 2018. We repurchased approximately 0.3 million shares of common stock at an average price of $6.42 per share for a total use of cash of $1.8 million during fiscal 2017. Cash, restricted cash, and marketable securities at the end of the fourth quarter of fiscal 2018 were $64.3 million, which compares to $65.6 million at the end of the fourth quarter of fiscal 2017.

Fourth Quarter Fiscal 2018 Consolidated Financial Results
Orders for the fourth quarter of fiscal 2018 decreased by 9.1 percent as compared to the fourth quarter of fiscal 2017. Orders increased in the International and High School Park and Recreation business units, decreased in the Live Events and Transportation business units, and remained relatively flat in the Commercial business unit. The timing of orders for large projects varies according to the needs of the customer, which was the primary cause of the decrease in order volume.

Net sales for the fourth quarter of fiscal 2018 decreased by 3.8 percent as compared to the fourth quarter of fiscal 2017. Net sales increased in International and the High School Park and Recreation business units, decreased in the Live Events and Commercial business units, and remained relatively flat in the Transportation business unit. The decline in sales is the result of lower orders.

Gross profit as a percentage of net sales was 21.6 percent for the fourth quarter of fiscal 2018 as compared to 23.5 percent a year earlier. The decrease in gross profit percentage was primarily due to warranty charges. Operating expense for the fourth quarter of 2018 was $35.2 million, compared to $32.0 million for the fourth quarter of fiscal 2017. The increase in total operating expense was primarily attributable to an increase in selling expenses and planned increases in product development activities. Operating loss as a percentage of sales was 3.9 percent for the fourth quarter of fiscal 2018 as compared to an operating income as a percentage of sales of 1.2 percent for the fourth quarter of fiscal 2017.

Fiscal 2018 Consolidated Financial Results
Orders for fiscal 2018 decreased by 4.9 percent as compared to fiscal 2017. Orders increased in the International and High School Park and Recreation business units, and decreased in the Commercial, Live Events, and Transportation business units. High School Park and Recreation and International orders increase was primarily due to overall strong market demand. The International, Live Events, and Transportation business units are large project based and are subject to volatility due to timing of large contracts. Commercial business unit orders decrease was due to spectacular and on-premise niches order timing, offset by an increase in the Out-of-Home niche.

Net sales for fiscal 2018 increased 4.1 percent as compared to fiscal 2017. Net sales increased in the Live Events, Transportation, High School Park and Recreation, and International business units and decreased in the Commercial business unit. Live Events net sales increase was primarily due to the timing of demand for upgraded or new solutions for arenas, professional sports, and colleges and universities. High School Park and Recreation increase in net sales was primarily due to the timing of shipments of scoring systems and message centers. Transportation's increase in net sales was related to the variability of large order production timing caused by customer project schedules. International net sales increase was mainly attributable to market demand for digital solutions in the Out-of-Home niche. Commercial net sales decreased as a result of lower order volumes in our on-premise and spectacular niches.

Gross profit as a percentage of net sales was 23.9 percent for fiscal 2018 and fiscal 2017, respectively. Operating expenses for fiscal 2018 were $133.2 million, compared to $125.0 million for fiscal 2017. The increase in total operating expenses was primarily attributable to an increase in planned product development activities. Annual operating income as a percentage of sales decreased to 2.0 percent for fiscal 2018 as compared to 2.6 percent for fiscal 2017.

The effective tax rate for fiscal 2018 was 55.2 percent as compared to 33.7 percent. The change in rates was primarily due to the accounting adjustments triggered by the U.S. Tax Cuts and Jobs Act that provided significant changes to the U.S. tax code. We estimate an effective tax rate of approximately 21 percent for fiscal 2019.

Reece Kurtenbach, chairman, president and chief executive officer, stated, "While the overall results of fiscal 2018 were below expectations, we remain optimistic for the future. We proactively increased product development activities during fiscal 2018 and introduced additional narrow pixel pitch solutions and control features to our broad array of offerings. Our development spend increased $6.4 million year over year. Warranty charges were approximately $10 million more than our forecast. Additional spends related to warranty were targeted at preserving customer relationships, as well as a few isolated site issues. Warranty as a percent of sales was 3.5 percent as compared to 2.5 percent last year. Sales increased slightly and included completion of more Transportation business unit projects and premier global installations like the Mercedes Benz Stadium and Piccadilly Lights. We also sold our non-digital division assets for a gain. The new U.S. tax law negatively affected fiscal 2018 net income. All taken into account, we were profitable for the year and our balance sheet remains strong. We generated positive free cash flow for the year and invested over $18 million into our manufacturing capabilities and information systems infrastructure. Investments made in product development in fiscal 2018 will provide on-going benefits well into the future."

Outlook
Kurtenbach continued, "As we enter into fiscal 2019; sport, commercial, and governmental entities continue to choose digital applications to support their needs. This demand is driving long-term growth in LED video displays as well as other digital applications. Our range of solutions and global capabilities make us the industry's most experienced digital display provider. We are focused on winning more orders and will continue our velocity in product development to serve the industry's growing demand. We expanded our quality and reliability management programs and invested in resources over the past years to strengthen our overall quality. In addition, we are focused on carefully managing our operation spend as we continue on our path to long-term profitable growth."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2017 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Net sales	138,177	143,682	610,530	586,539
Cost of sales	108,325	109,958	464,861	446,124
Gross profit	29,852	33,724	145,669	140,415

Operating expenses:
Selling	17,200	15,859	62,760	61,687
General and administrative	8,781	8,219	34,919	34,226
Product design and development	9,236	7,939	35,530	29,081
	35,217	32,017	133,209	124,994
Operating (loss) income	(5,365)	1,707	12,460	15,421

Nonoperating income (expense):
Interest income	203	192	723	751
Interest expense	(44)	(56)	(217)	(230)
Other (expense) income, net	(108)	(104)	(537)	(354)

(Loss) income before income taxes	(5,314)	1,739	12,429	15,588
Income tax (benefit) expense	(1,504)	830	6,867	5,246
Net (loss) income	$(3,810)	$909	$5,562	$10,342

Weighted average shares outstanding:
Basic	44,569	44,184	44,457	44,114
Diluted	44,569	44,360	44,873	44,303

Earnings per share:
Basic	$(0.09)	$0.02	$0.13	$0.23
Diluted	$(0.09)	$0.02	$0.12	$0.23

Cash dividends declared per share	$0.07	$0.07	$0.28	$0.31

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands) (unaudited)

	April 28, 2018	April 29, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,727	$32,623
Restricted cash	28	216
Marketable securities	34,522	32,713
Accounts receivable, net	77,387	78,846
Inventories	75,335	66,486
Costs and estimated earnings in excess of billings	30,968	36,403
Current maturities of long-term receivables	1,752	2,274
Prepaid expenses and other assets	9,029	7,553
Income tax receivables	5,385	611
Total current assets	264,133	257,725

Property and equipment, net	68,059	66,749
Long-term receivables, less current maturities	1,641	2,616
Goodwill	8,264	7,812
Intangibles, net	3,682	4,705
Investment in affiliates and other assets	5,091	4,534
Deferred income taxes	7,930	11,292
TOTAL ASSETS	358,800	355,433

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	48,845	51,499
Accrued expenses	27,445	25,033
Warranty obligations	13,891	13,578
Billings in excess of costs and estimated earnings	12,195	10,897
Customer deposits	14,532	14,498
Deferred revenue (billed or collected)	12,652	12,137
Current portion of other long-term obligations	1,088	1,409
Income taxes payable	660	1,544
Total current liabilities	131,308	130,595

Long-term warranty obligations	16,062	14,321
Long-term deferred revenue (billed or collected)	7,475	5,434
Other long-term obligations	2,285	2,848
Long-term income tax payable	3,440	3,113
Deferred income taxes	614	836
Total long-term liabilities	29,876	26,552
TOTAL LIABILITIES	161,184	157,147

SHAREHOLDERS' EQUITY:
Common stock	54,731	52,530
Additional paid-in capital	40,328	38,004
Retained earnings	107,105	113,967
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(2,714)	(4,381)
TOTAL SHAREHOLDERS' EQUITY	197,616	198,286
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$358,800	$355,433

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	April 28, 2018	April 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,562	$10,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,784	18,562
Impairment of intangible assets	—	830
(Gain) loss on sale of property, equipment and other assets	(1,252)	36
Share-based compensation	2,635	2,914
Equity in loss of affiliate	481	136
Provision for doubtful accounts	140	1,426
Deferred income taxes, net	3,148	(2,043)
Change in operating assets and liabilities	1,863	7,204
Net cash provided by operating activities	30,361	39,407

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,127)	(8,502)
Proceeds from sales of property, equipment and other assets	2,179	199
Purchases of marketable securities	(17,438)	(24,159)
Proceeds from sales or maturities of marketable securities	15,273	15,928
Purchases of equity investment	(1,450)	(1,646)
Net cash used in investing activities	(19,563)	(18,180)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	—	(8)
Principal payments on long-term obligations	(1,046)	(921)
Dividends paid	(12,424)	(13,651)
Proceeds from exercise of stock options	519	343
Payments for common shares repurchased	—	(1,825)
Tax payments related to RSU issuances	(311)	(261)
Net cash used in financing activities	(13,262)	(16,323)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(620)	(591)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,084)	4,313

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	32,839	28,526
End of period	$29,755	$32,839

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	April 28, 2018	April 29, 2017	Dollar Change	Percent Change	April 28, 2018	April 29, 2017	Dollar Change	Percent Change
Net sales:
Commercial	$31,812	$35,731	$(3,919)	(11.0)%	$134,535	$148,073	$(13,538)	(9.1)%
Live Events	44,901	56,950	(12,049)	(21.2)%	236,333	213,982	22,351	10.4%
High School Park and Recreation	18,025	13,821	4,204	30.4%	87,627	82,798	4,829	5.8%
Transportation	13,001	12,909	92	0.7%	59,578	52,426	7,152	13.6%
International	30,438	24,271	6,167	25.4%	92,457	89,260	3,197	3.6%
	$138,177	$143,682	$(5,505)	(3.8)%	$610,530	$586,539	$23,991	4.1%
Orders:
Commercial	$37,547	$37,236	$311	0.8%	$135,363	$151,562	$(16,199)	(10.7)%
Live Events	57,790	87,445	(29,655)	(33.9)%	203,036	222,965	(19,929)	(8.9)%
High School Park and Recreation	26,875	22,550	4,325	19.2%	87,243	83,605	3,638	4.4%
Transportation	12,426	16,348	(3,922)	(24.0)%	50,581	62,638	(12,057)	(19.2)%
International	27,335	14,570	12,765	87.6%	107,244	92,734	14,510	15.6%
	$161,973	$178,149	$(16,176)	(9.1)%	$583,467	$613,504	$(30,037)	(4.9)%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands)(unaudited)

	Twelve Months Ended
	April 28, 2018	April 29, 2017
Net cash provided by operating activities	$30,361	$39,407
Purchases of property and equipment	(18,127)	(8,502)
Proceeds from sales of property, equipment and other assets	2,179	199
Free cash flow	$14,413	$31,104

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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